Homeland Stores, Inc.
                               P.O. Box 25008
                       Oklahoma City, Oklahoma 73125


                             April 28, 1998




Mr. Larry W. Kordisch
11324 Shady Glen Road
Oklahoma City, OK 73162

Dear Larry:

          The purpose of this letter is to confirm our understanding regarding the termination of your employment with Homeland Holding Corporation ("Holding") and Homeland Stores, Inc. ("Homeland") effective as of May 15, 1998 (the "Effective Date").

          Homeland will continue to pay you your base salary on the same basis as it pays salary to its senior officers until December 31, 1998. Homeland will also continue to reimburse you for health insurance benefits costs under your current plan until December 31, 1998. In addition, Homeland will pay you a single lump sum amount equal to $63,333.00 on or before May 4, 1998. Further, Homeland will transfer title to you to your current company car on the Effective Date. All amounts payable to you will be subject to and reduced by any income or employment taxes required to be withheld. The payments described in this paragraph, including the transfer of title to your current company car, are collectively referred to as the "Payments."

          In consideration of the Payments, you hereby waive the right to exercise your stock options under Homeland's 1996 Stock Option Plan and the stock option agreement between you and Homeland and such options shall be deemed to have expired and terminated as of the date of this letter agreement.

          As of the Effective Date, you hereby voluntarily resign as Executive Vice President-Finance, Chief Financial Officer and Secretary of Holding and Homeland. As of the Effective Date, you hereby also voluntarily resign from each other position you hold with Holding and/or Homeland, whether as an officer, trustee, fiduciary or administrator of any employee benefit plan maintained by Homeland or in which Homeland is a participating employer. You acknowledge that your resignation as a member of the Boards of Directors of Holding and Homeland became effective February 13, 1998.

          In consideration of the Payments, you agree to make yourself reasonably available on a timely basis, in Oklahoma City, Oklahoma, to provide consulting services to, and assist and advise, Homeland on such matters and at such times as may be reasonably requested from time to time by the Chairman and/or the President and Chief Executive Officer of Homeland from the Effective Date through December 31, 1998. In connection with your providing consulting services to Homeland, you will be an independent contractor and will not be entitled to receive any other compensation or to participate in any of Homeland's employee benefit plans. During the term of such consulting arrangement, you will not, without Homeland's prior written consent, own, manage, operate, consult with, be employed by, provide services for, solicit business for, or be connected with the ownership, management, operation or control of any retail grocery business in Oklahoma, the Texas Panhandle or Southern Kansas. You acknowledge and agree that your providing such consulting services to Homeland on this basis shall be a condition to the continued payment by Homeland of the Payments. This consulting arrangement may be renewed or extended by mutual agreement of you and Homeland upon such terms and conditions, including the amount of consulting fees, as you and Homeland shall mutually agree.

          You hereby agree that the Payments are in full and complete satisfaction of all amounts due and owing to you from Holding and Homeland. In further consideration of the Payments, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, you hereby release and discharge Holding and Homeland and each of their respective subsidiaries, parents, officers, directors, employees, agents and assigns from any and all claims, liabilities, demands or causes of action, known or unknown, arising out of or in any way connected with or related to your employment or the termination of your employment, including, without limitation, any claims: (i) based on any local, state or federal statute relating to age, sex, race, national origin, religion or any other form of discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended), (ii) of wrongful discharge, (iii) related to any breach of any implied or express contract, whether oral or written, and (iv) for intentional or negligent infliction of emotional harm, defamation or any other tort. However, expressly excluded from the foregoing release are any and all claims for vested benefits under any employee benefit plans maintained by Homeland.

          You hereby acknowledge that (i) you have read this letter agreement (including, without limitation, the release in the foregoing paragraph), (ii) you fully understand the terms of this letter agreement and you have had the opportunity to consult with your own counsel, and (iii) you have executed this letter agreement voluntarily and without coercion, whether express or implied.

          You agree to refrain from making any derogatory comment concerning Holding or Homeland or any of their respective current or former stockholders, officers, directors, employees or agents or from taking any other action with respect to Holding or Homeland which is reasonably expected to result, or does result, in damage to the business or reputation of Holding or Homeland or any of their respective current or former stockholders, officers, directors, employees or agents.
          You acknowledge that in connection with your affiliation with Homeland, including as an officer, director and a consultant to Homeland, you have been and will be in a position of trust and confidence with respect to Homeland and its affairs. Further, you have had and will continue to have access to valuable and confidential information and trade secrets relating to the business and operations of Homeland. Without the prior written consent of Homeland, except to the extent required by an order of a court having competent jurisdiction or under a subpoena from an appropriate government agency, you shall not disclose to any third person any trade secrets, customer lists, information regarding product development, marketing plans, sales plans, management organization information (including data and other information related to members of the Board and management), operating policies or manuals, market or feasibility studies, site analyses, frequent shopper data, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to Holding or Homeland or information designated as confidential or proprietary that Holding or Homeland may receive belonging to suppliers, customers or others who do business with Holding or Homeland, unless such confidential information has been previously disclosed to the public by Holding or Homeland or is in the public domain (other than by reason of breach of this letter agreement).

          You agree that, for a period of one year after the expiration of the term of your consulting arrangement with Homeland (until December 31, 1999), you will not, directly or indirectly, solicit to employ on behalf of yourself or any third person any officer or employee of Homeland, without obtaining the prior written consent of Homeland. However, the foregoing restriction shall not apply to any solicitation directed to the public in general in any publication available to the public in general and shall not apply to the extent an officer or employee of Homeland contacts you directly in search of employment.

          You agree that on or before the Effective Date you will return to Homeland all property of Homeland, and all copies thereof, in your possession or under your control.

          You acknowledge that your covenants in this letter agreement relate to special, unique and extraordinary matters and that a violation by you of any of these covenants will cause Homeland irreparable injury for which adequate remedies are not available at law. Therefore, you agree that Homeland shall be entitled to an injunction, restraining order or such other equitable relief, without the requirement to post bond, as a court of competent jurisdiction may deem necessary or appropriate to restrain you from committing any violations of such covenants. Any such injunctive remedies are cumulative and are in addition to any other rights and remedies Homeland may have at law or in equity.

          This letter agreement constitutes the entire agreement between you and Homeland with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including, without limitation, the letter agreements between you and Homeland dated April 29, 1996 and September 19, 1997) are merged herein and superseded hereby.

          This letter agreement shall be binding on and inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This letter agreement shall be binding on and inure to the benefit of Holding and Homeland and each of their respective successors and assigns.

          You acknowledge that a material part of the inducement for Homeland to enter into this letter agreement is your covenants set forth herein. You agree that if you shall breach any of those covenants, Holding and Homeland shall have no further obligation to provide you any benefits or amounts otherwise payable hereunder (except as may otherwise be required at law) and shall be entitled to such other legal and equitable relief as a court shall reasonably determine.

          The validity, interpretation, construction and performance of this letter agreement shall be governed by the internal laws of the State of Oklahoma.

          Please confirm that this letter accurately describes our understanding by signing below and returning a signed copy of this letter to me.

                                   Sincerely,

Witnessed:

_________________________               David B. Clark
                                        President and Chief Executive Officer

Accepted and agreed
on April 28, 1998
                                        Witnessed:


_______________________________
Larry W. Kordisch